Exhibit 99.1

NEWS RELEASE Contacts: Manuel Mondragon, Assistant Treasurer investorrelations@wtoffshore.com 713-297-8024 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FOURTH QUARTER AND FULL

YEAR 2004 FINANCIAL AND OPERATIONAL RESULTS

Provides Guidance for the First Quarter and Full Year 2005

HOUSTON — MARCH 9, 2005 — W&T Offshore, Inc. (NYSE: WTI) announced today financial and operational results for the fourth quarter and full year 2004.

•	2004 Revenue, Net Income, and EBITDA each exceeded 20% increase over 2003;

•	Proved reserves grew 5% to 467.5 Bcfe for 2004 from proved reserves of 444.7 Bcfe in 2003;

•	2004 Reserve Replacement Ratio of 128%.

“2004 was a milestone year for W&T Offshore as we transitioned into a publicly-held company, which on January 28, 2005 began trading on the NYSE under the symbol ‘WTI’,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “We are excited about this new capital structure and the opportunity to continue creating value for our shareholders. For over 20 years, we have been building a solid track record of profitably increasing production and reserves and we hope to continue to do so by acquiring and exploiting reserves at an attractive cost, by producing our reserves at the highest and most economic rates and by exploring for reserves on our extensive acreage holdings.”

Net Income: Net income for the three months ended December 31, 2004 was $38.7 million, or $0.59 per diluted share on revenue of $138.9 million, compared to net income of $25.3 million or $0.37 per diluted share on revenue of $99.3 million for the fourth quarter of 2003. Net income for the full year 2004 was $149.5 million, or $2.27 per diluted share on revenue of $508.7 million, compared to net income of $116.6 million or $1.79 per diluted share on revenue of $422.6 million for 2003.

Cash Flow from Operations and EBITDA: Net cash provided by operating activities increased 56% to $117.5 million during the fourth quarter from $75.5 million during the prior year’s fourth quarter. Fourth quarter EBITDA was $103.0 million, compared to $77.1 million during the prior year’s fourth quarter. Net cash provided by operating activities for 2004 increased 43% to $377.3 million from $263.2 million in 2003. Full year 2004 EBITDA was $396.1 million, compared to $323.7 million for the prior year. For additional information regarding EBITDA, please refer to the attached schedule for a reconciliation of net income to EBITDA later in this release.

Production and Prices: Total production in the fourth quarter of 2004 was 13.1 billion cubic feet (“Bcf”) of natural gas at an average price of $7.00 per thousand cubic feet (“Mcf”) and 1.1 million barrels (“MMBbls”) of oil at an average price of $42.72 per Bbl, or 19.8 billion cubic feet of gas equivalent (“Bcfe”) at an average price of $7.04 per Mcfe. This compares to production of 13.1 Bcf of gas at an average price of $4.91 per Mcf and 1.2 MMBbls of oil at an average price of $28.25 per Bbl, or 20.5 Bcfe at an average price of $4.83 per Mcfe in the fourth quarter of 2003. Sales volumes for all products were negatively impacted by the curtailment of production due to Hurricane Ivan, which reduced average daily equivalent sales, in the fourth quarter of 2004, by approximately 2%.

For the full year 2004, total production was 53.3 Bcf of gas at an average price of $6.18 per Mcf and 4.8 MMBbls of oil at an average price of $36.77 per Bbl, or 82.4 Bcfe at an average price of $6.16 per Mcfe. This compares to 52.8 Bcf of gas at an average price of $5.60 per Mcf and 4.4 MMBbls of oil at an average price of $28.74 per Bbl, or 79.0 Bcfe at an average price of $5.33 per Mcfe for the full year 2003. The Company did not have any hedges in place in 2004 or 2003.

Lease Operating Expenses (“LOE”): LOE for the fourth quarter of 2004 increased to $20.5 million or $1.04 per Mcfe from $16.2 million or $0.79 per Mcfe in the fourth quarter of 2003 primarily due to an increase in well workover activity and significantly higher costs for goods and services in the period. LOE for the full year 2004 was $73.5 million or $0.89 per Mcfe compared to $65.9 million or $0.83 per Mcfe in 2003, which reflects an overall increase in costs for goods and services, higher cost per unit associated with properties we acquired from ConocoPhillips in December 2003, and additional costs associated with repairing wells.

Depreciation, depletion, amortization and accretion (“DD&A”): Depreciation, depletion, amortization and accretion increased to $43.7 million or $2.21 per Mcfe in the fourth quarter of 2004 from $39.0 million or $1.90 per Mcfe in the same period of 2003. The increase in DD&A on a per unit basis during the fourth quarter of 2004 is a result of our drilling results and a reduction in reserve additions as compared to the same period in 2003. Significant reserves were added in the fourth quarter of 2003 with the acquisition of properties from ConocoPhillips. DD&A for the full year 2004 was $164.8 million or $2.00 per Mcfe, compared to DD&A of $143.7 million or $1.82 per Mcfe for the full year 2003. The increase in DD&A in 2004 was a result of higher production volumes, combined with a higher depletion rate, an increase in our depletable costs and the lack of additions to our oil and natural gas reserves in quantities sufficient to offset reserves added in the prior year through acquisitions.

Capital Expenditures and Operations Update: During the fourth quarter of 2004, W&T spent $42.5 million for development activity, $51.2 million for exploration and $17.6 million for other capital expenditure items including acquisitions. For the full year 2004, $90.8 million was spent on development activity, $150.4 million for exploration and $43.6 million other capitalized items including acquisitions.

The Company’s board of directors has recently approved our 2005 capital budget of $266 million. We anticipate that we will drill 5 development wells and 30 exploratory wells in the Gulf of Mexico and Gulf coast region in 2005. We expect to spend $56 million on six wells in the deepwater, $18 million on four wells on the deep shelf and $94 million on

25 wells on the conventional shelf and land during the year. We have budgeted an additional $98 million for completion, facilities and other identified capital items. The capital budget does not provide an allocation for potential acquisitions, which are evaluated separately.

Acquisition Highlights: For the full year 2004, W&T closed on five preferential rights for $32.5 million and $11.2 million in the fourth quarter on two preferential rights. In spite of the current acquisition landscape becoming extremely competitive, our acquisition team is working diligently to find targets that fit our historical profile and will add strategic and financial value to the Company.

Drilling Highlights: In 2004, the Company participated in the drilling of 7 development wells and 32 exploratory wells, all in the Gulf of Mexico region. All seven of the development wells were successful while 21 of 32 of the exploration wells were successful. Of the wells drilled in 2004, two were on land, four were deep shelf, nine were in deepwater, and 24 were on the conventional shelf.

Reserves: In 2004, W&T replaced 128% of production. As of December 31, 2004, proved reserves were 467.5 Bcfe compared to proved reserves of 444.7 Bcfe as of December 31, 2003. Year-end 2004 proved reserves consist of 227.6 Bcfe of natural gas (49% of proved reserves) and 40.0 million barrels, or 239.9 Bcfe of oil (51% of proved reserves). The present value of the proved reserves, discounted at 10% and without deducting any future income taxes or estimated plug and abandonment costs, is $1.6 billion based on year-end prices of $6.18 per MMBtu of natural gas and $40.25 per Bbl of oil. Our estimates of proved reserves are based on a reserve report prepared by Netherland, Sewell & Associates, Inc., our independent petroleum consultants.

Our proved reserves as of December 31, 2004 are summarized in the table below.

	As of December 31, 2004
Classification of Reserves	Oil MMBbls	Gas Bcf	Total Bcfe	% of Total Proved	PV-10 (in millions)
Proved developed producing	8.3	96.2	145.8	31%	$608.9
Proved developed non-producing	12.1	72.1	144.4	31%	475.9

Total proved developed	20.3	168.3	290.2	62%	1,084.8
Proved undeveloped	19.7	59.3	177.3	38%	481.9

Total proved	40.0	227.6	467.5	100%	$1,566.7

Totals may not add due to rounding

2004 Reserve Reconciliation:

	Oil (MBbls)	Natural Gas (MMcf)
Proved reserves as of December 31, 2003	35,602	231,061
Revisions of previous estimates	2,351	6,770
Extensions, discoveries and other additions	4,582	37,732
Purchase of producing properties	2,294	5,464
Sale of reserves	(1)	(106)
Production	(4,847)	(53,348)

Proved reserves as of December 31, 2004	39,981	227,573

Proved developed reserves as of December 31, 2004	20,311	168,260

Krohn continued, “We are pleased with our results in 2004 and are very encouraged by the impact that today’s high commodity prices have on our strategy of focusing on high rate of return projects. Our strong cash flow allows us to fully fund our drilling program without accumulating debt, so we are well positioned to continue to grow through acquisitions. One of our primary challenges in 2005 will be to complete a strategic acquisition at a favorable price. Although we were not able to complete one in 2004, we have demonstrated the ability make attractive acquisitions at all commodity price levels, and believe we can do so again.” Mr. Krohn added “Our first quarter 2005 volumes are expected to be down slightly from our fourth quarter volumes due to weather-related delays and facility limitations. However, we anticipate the installation of new infrastructure to develop our recent drilling successes will have a significant positive impact on production in the second half of 2005 and provide growth over 2004’s production.”

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. Guidance on performance for the first quarter and full year of 2005 is shown in the table below.

Estimated Daily Production	First Quarter 2005	Full-Year 2005
Crude Oil (MMBbls)	1.1 – 1.2	4.9 – 5.2
Natural Gas (Bcf)	12.4 – 12.6	53.5 – 56.2
Total (Bcfe)	19.2 – 19.6	83.1 – 87.4

Operating expenses ($ in millions, except as noted)	First Quarter 2005	Full-Year 2005
Lease operating expense	$ 20.5 – $ 21.5	$82.0 – $85.0
Gathering, transportation and production taxes	$ 3.5 –$ 4.0	$14.0 – $15.0
General and administrative	$ 6.5 –$ 7.5	$26.0 – $30.0
Income tax rate, % allocated to deferred	35.0%, 20%	35.0%, 20%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Wednesday, March 9, 2005 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 262-2137 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Wednesday, March 16, 2005. To access the replay, dial (303) 590-3000 and reference conference ID 11024658.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deep water, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (www.sec.gov).

- Tables to Follow -

W&T OFFSHORE, INC.

Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(In thousands, except per share amounts)
	(Unaudited)
Revenues:
Oil and natural gas	$139,287	$99,209	$508,195	$421,435
Other	(432)	135	520	1,152

Total revenues	138,855	99,344	508,715	422,587
Expenses:
Lease operating	20,519	16,217	73,475	65,947
Gathering, transportation cost and production taxes	3,634	2,605	14,099	10,213
Depreciation, depletion, and amortization	41,341	37,073	155,640	136,249
Asset retirement obligation accretion	2,338	1,943	9,168	7,443
General and administrative	11,685	3,429	25,001	22,912

Total operating expenses	79,517	61,267	277,383	242,764

Income from operations	59,338	38,077	231,332	179,823

Net interest income (expense)	(318)	(648)	(1,842)	(2,229)

Income before income taxes	59,020	37,429	229,490	177,594
Income tax expense	20,344	12,098	80,008	61,156
Cumulative effect of change in accounting principle, net of tax	—	—	—	144

Net income	38,676	25,331	149,482	116,582

Preferred stock dividends	300	5,876	900	5,876

Net income applicable to common shareholders	$38,376	$19,455	$148,582	$110,706

Earnings per common share:
Basic	$0.73	$0.37	$2.82	$2.14

Diluted	$0.59	$0.37	$2.27	$1.79

Shares outstanding:
Weighted average shares	52,612	52,506	52,604	51,699

Weighted average shares - fully diluted	65,950	65,844	65,942	65,037

Consolidated Cash Flow Information
Net cash provided by operating activities	$117,486	$75,460	$377,275	$263,155
Capital expenditures	111,257	97,489	284,847	203,400

Other Financial Information
EBITDA	$103,017	$77,093	$396,140	$323,659

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization and accretion. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net income	$38,676	$25,331	$149,482	$116,582
Income tax expense	20,344	12,098	80,008	61,156
Net interest expense	318	648	1,842	2,229
Depreciation, depletion, amortization and accretion	43,679	39,016	164,808	143,692

EBITDA	$103,017	$77,093	$396,140	$323,659

W&T OFFSHORE, INC.

Operating Data

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(Unaudited)
Net sales:
Natural gas (MMcf)	13,085	13,118	53,348	52,807
Oil (MBbls)	1,115	1,234	4,847	4,373
Total natural gas and oil (MMcfe)	19,775	20,523	82,432	79,045

Average daily equivalent sales (MMcfe/d)	214.9	223.1	225.2	216.6

Average realized sales price:
Natural gas ($/Mcf)	$7.00	$4.91	$6.18	$5.60
Oil ($/Bbl)	42.72	28.25	36.77	28.74
($/Mcfe)	7.04	4.83	6.16	5.33

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$1.04	$0.79	$0.89	$0.83
Gathering, transportation cost and production taxes	0.18	0.13	0.17	0.13
Depreciation, depletion, amortization and accretion	2.21	1.90	2.00	1.82
General and administrative	0.59	0.17	0.30	0.29
Net cash provided by operating activities	5.94	3.68	4.58	3.33
EBITDA	5.21	3.76	4.81	4.09

W&T OFFSHORE, INC.

Consolidated Balance Sheets

	December 31,
	2004	2003
	(In thousands)
	(Unaudited)
Assets
Current assets:
Cash	$64,975	$4,016
Accounts receivable	71,714	63,291
Prepaid expenses and other	9,293	6,916

Total current assets	145,982	74,223

Property and equipment - at cost	1,147,367	848,068
Less accumulated depreciation, depletion and amortization	543,154	388,446

Net property and equipment	604,213	459,622

Other assets	10,589	12,884

Total assets	$760,784	$546,729

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$107,220	$57,213
Asset retirement obligations	27,489	17,552
Accrued liabilities and other	21,738	28,553

Total current liabilities	156,447	103,318

Long-term debt	35,000	67,000
Asset retirement obligations, less current portion	114,937	110,052
Deferred income taxes	92,093	51,904
Other liabilities	2,429	—
Shareholders’ equity:
Preferred stock	45,435	45,435
Common stock	—	—
Additional paid-in capital	6,478	6,087
Retained earnings	307,965	162,933

Total shareholders’ equity	359,878	214,455

Total liabilities and shareholders’ equity	$760,784	$546,729

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(In thousands)
	(Unaudited)
Operating activities:
Net income	$38,676	$25,331	$149,482	$116,582
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	43,679	39,016	164,808	143,692
Amortization of debt issuance costs	115	110	461	442
Issuance of restricted stock awards	—	67	391	5,543
Gain on sale of equipment	—	—	—	(182)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(144)
Deferred income taxes	18,499	3,521	40,189	1,660
Changes in operating assets and liabilities	16,517	7,415	21,944	(4,438)

Net cash provided by operating activities	117,486	75,460	377,275	263,155

Investing activities:
Investment in oil and gas property and equipment	(109,392)	(95,810)	(282,510)	(201,318)
Proceeds from sales of oil and gas property and equipment	3,008	(77)	3,127	173
Purchases of furniture, fixtures and other	(1,865)	(1,679)	(2,337)	(2,082)
Proceeds from the sale of subsidiary	—	—	—	1,000
Change in restricted deposits	1,815	(1,851)	1,854	(2,175)

Net cash used in investing activities	(106,434)	(99,417)	(279,866)	(204,402)

Financing activities:
Borrowings of long-term debt	51,800	89,300	212,100	253,200
Repayments of borrowings of long-term debt	(16,800)	(42,200)	(244,100)	(285,800)
Dividends/distributions to shareholders	(1,482)	(29,000)	(4,450)	(41,000)
Equity offering costs	1,264	—	—	—
Debt issuance costs	—	(75)	—	(91)

Net cash provided by (used in) financing activities	34,782	18,025	(36,450)	(73,691)

Increase (decrease) in cash and cash equivalents	45,834	(5,932)	60,959	(14,938)
Cash and cash equivalents, beginning of period	19,141	9,948	4,016	18,954

Cash and cash equivalents, end of period	$64,975	$4,016	$64,975	$4,016